EXHIBIT 1
STOCK PURCHASE AGREEMENT
STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of the 19th day of May, 2010, is by and among Pharmaceutical Financial Syndicate, LLC, a Delaware limited liability company (“Buyer”), and each of Frost Gamma Investments Trust, Subbarao Uppaluri, Steven D. Rubin and Jane Hsiao (collectively, the “Frost Group Shareholders” and individually, a “Frost Group Shareholder”).
WITNESSETH:
WHEREAS, the Frost Group Shareholders collectively own 18,399,271 shares of common stock, $0.001 par value (“WPI Common Stock”), of Winston Pharmaceuticals, Inc. (“WPI”) and 8,958,975 warrants to purchase shares of WPI Common Stock (the 18,399,271 shares of common stock are referred to as the “Acquired Shares”, the 8,958,975 warrants are referred to as the “Acquired Warrants” and the Acquired Shares and Acquired Warrants are collectively referred to as the “Acquired Securities”); and
WHEREAS, pursuant to a letter dated February 3, 2010 between the parties hereto (the “Letter of Intent”), Buyer desires to purchase, and the Frost Group Shareholders desire to sell, the Acquired Securities;
NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:
ARTICLE I
SALE OF ACQUIRED SECURITIES
1.1 Sale of Acquired Securities. Subject to the terms and conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined), each of the Frost Group Shareholders shall sell, assign, transfer and deliver to Buyer, and Buyer shall purchase from each of the Frost Group Shareholders, that number of the Acquired Securities set forth opposite such Frost Group Shareholder’s name on Schedule I hereto, free and clear of all liens, pledges, security interests, options, proxies, voting trusts or agreements and other transfer restrictions, other than (i) restrictions imposed by applicable securities laws and regulations, (ii) those certain Lockup Agreements (the “Lockup Agreements”), between each of the Frost Group Shareholders and WPI pursuant to that certain Merger Agreement and Plan of Reorganization, dated November 13, 2007, as amended, among WPI, Winston Laboratories, Inc., and Winston Acquisition Corp., and (iii) that certain Voting Agreement, dated September 30, 2008, among WPI and the signatories thereto.
1.2 Purchase Consideration. Upon the terms and subject to the conditions of this Agreement and in consideration of the sale of the Acquired Securities, at the Closing, the following consideration (the “Purchase Price”) shall be delivered by Buyer to or for the benefit of the Frost Group Shareholders:
(a) An aggregate amount of cash equal to $789,500 (the “Closing Date Payment”), as allocated among each Frost Group Shareholder in the amounts opposite such Frost Group Shareholder’s name on Schedule I hereto.
(b) Non-recourse promissory notes in the aggregate principal amount of $10,263,500 in the form attached hereto as EXHIBIT 1.2(b) (the “Notes”), with the principal amount of the Note for each Frost Group Shareholder set forth opposite such Frost Group Shareholder’s name on Schedule I hereto.

1.3 Acquired Security Assignment and Escrow Agreement. 7.143% of each Frost Group Shareholder’s Acquired Shares (aggregating 1,314,260 shares) and Acquired Warrants (aggregating 639,940 warrants) will be assigned by separate stock powers to Buyer and delivered to Buyer at the Closing (collectively, the “Closing Date Delivered Securities”). 92.857% of each Frost Group Shareholder’s Acquired Shares (aggregating 17,085,011 shares (the “Escrow Shares”)) and Acquired Warrants (aggregating 8,319,035 warrants (the “Escrow Warrants”)) will be assigned by separate stock powers to Buyer and delivered to the Escrow Agent under and pursuant to the terms of the Escrow Agreement (the “Escrow Agreement”) in the form attached hereto as EXHIBIT 1.3 (collectively, the “Escrow Securities”).
1.4 Time and Place of Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at 10:00 a.m. on May 19, 2010, or at such earlier time as Buyer and the Frost Group Shareholders hereto may mutually agree (the date on which the Closing actually occurs, the “Closing Date”). The place of the Closing shall be at the offices of Levenfeld Pearlstein, 2 North LaSalle Street, Chicago, Illinois, or such other location as may be mutually agreed by the parties.
1.5 Deliveries at Closing.
(a) Deliveries by the Frost Group Shareholders. At the Closing, the Frost Group Shareholders will deliver to Buyer:
(i) stock certificates and warrant agreements representing all of the Acquired Securities, accompanied by separate stock powers assigning the Acquired Securities to Buyer as contemplated by Section 1.3. The Closing Date Delivered Securities shall be delivered to Buyer on Closing and the Escrow Securities shall be delivered to the Escrow Agent on Closing; and
(ii) the resignation of each of Subbarao Uppaluri, Glenn Halpryn and Curtis Lockshin as a director of WPI.
(b) Deliveries by Buyer. At the Closing, Buyer will cause the Purchase Price to be delivered to the Frost Group Shareholders in accordance with Section 1.2 hereof.
(c) Other Deliveries. At the Closing, Buyer and the Frost Group Shareholders will cause the following to be delivered:
(i) the Escrow Agreement;
(ii) the Standstill Agreement between Dr. Joel E. Bernstein and certain members of his immediate family and the Frost Group Shareholders, in the form attached hereto as EXHIBIT 1.5(c)(ii);
(iii) the Registration Rights Agreement between WPI and the Frost Group Shareholders, in the form attached hereto as EXHIBIT 1.5 (c)(iii); and
(iv) the Mutual Release and Non-Disparagement Agreement between WPI, the Frost Group Shareholders and Buyer, in the form attached hereto as EXHIBIT 1.5(c)(iv).

The term “Ancillary Instruments” refers to all documents and agreements delivered in connection with this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE FROST GROUP SHAREHOLDERS
Each of the Frost Group Shareholders hereby severally, with respect to itself only, represents and warrants and covenants and agrees to Buyer, as of the date hereof, as set forth in this Article II.
2.1 Execution, Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by such Frost Group Shareholder, and assuming that this Agreement is the valid and binding agreement of Buyer, this Agreement constitutes the valid and binding obligation of such Frost Group Shareholder, enforceable in accordance with its terms.
2.2 Authority. Subject to WPI’s consent or release under the Lockup Agreements, such Frost Group Shareholder has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform his, her or its obligations hereunder, including, without limitation, all right, power, capacity and authority to sell, transfer and convey those of the Acquired Securities set forth opposite his, her or its name on the attached SCHEDULE I as provided by this Agreement.
2.3 Ownership of Acquired Securities. Such Frost Group Shareholder is the record and beneficial owner of the number of Acquired Securities as set forth opposite his, her or its name on the attached SCHEDULE I. To such Frost Group Shareholder’s knowledge, no affiliate or associate of such Frost Group Shareholder or member of such Frost Group Shareholder’s immediate family is a record or beneficial owner of any WPI Common Stock or warrants to purchase shares of WPI Common Stock.
2.4 No Litigation. There are no actions, suits or proceedings pending or, to such Frost Group Shareholder’s knowledge, threatened against such Frost Group Shareholder, at law or in equity, or before or by any court of governmental authority which, if determined adversely to such Frost Group Shareholder, would have an adverse effect on such Frost Group Shareholder’s ability to transfer such Frost Group Shareholder’s Acquired Securities pursuant to this Agreement or otherwise perform its obligations as set forth in this Agreement.
2.5 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement made by or on behalf of such Frost Group Shareholder.
2.6 No Violation. Except for (i) the consent of WPI under the Lockup Agreements, (ii) the Notice of and Form of Assignment to be delivered to WPI in connection with the transfer of the Acquired Warrants, and (iii) filings required under applicable securities laws and regulations, no consent, authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in order to enable such Frost Group Shareholder to enter into and perform its respective obligations under this Agreement and the Ancillary Instruments and to consummate the transactions contemplated hereby and thereby, and neither the execution and delivery of this Agreement and the Ancillary Instruments nor the consummation of the transactions contemplated herein or therein will result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Acquired Securities under any agreement or commitment, other than those imposed under the Lock up Agreements and applicable securities laws and regulations and any Ancillary Instrument; or conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality to which such Frost Group Shareholder is a party or by which it is bound or violate any statute, law or regulation of any jurisdiction applicable to such Frost Group Shareholder which would prevent the execution by such Frost Group Shareholder of this Agreement or the performance of its obligations hereunder.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BUYER
Buyer represents and warrants and covenants and agrees to the Frost Group Shareholders as of the date hereof and as of the Closing Date, as set forth in this Article III:
3.1 Execution, Delivery; Valid and Binding Agreements. This Agreement has been duly executed and delivered by Buyer, and assuming that this Agreement is the valid and binding agreement of each of the Frost Group Shareholders, this Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms.
3.2 Authority. Buyer (i) is financially capable of making the Closing Date Payment pursuant to Section 1.2(a) hereof and (ii) has all requisite power and authority and full legal capacity to execute and deliver this Agreement and to perform its obligations hereunder and under the Notes and Ancillary Instruments.
3.3 No Litigation. There are no actions, suits or proceedings pending or, to Buyer’s knowledge, threatened against Buyer, at law or in equity, before or by any court of governmental authority which, if determined adversely to Buyer, would have an adverse effect on Buyer’s ability to perform as set forth in this Agreement.
3.4 Brokerage. There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement, based on any arrangement or agreement made by or on behalf of Buyer.
3.5 No Violation. No consent, authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in order to enable Buyer to enter into and perform its respective obligations under this Agreement and the Ancillary Instruments and to consummate the transactions contemplated hereby and thereby, and neither the execution and delivery of this Agreement and the Ancillary Instruments nor the consummation of the transactions contemplated herein or therein will conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality; or violate any statute, law or regulation of any jurisdiction.
3.6 Suitability of Investment. Buyer represents and warrants that it has (i) the financial ability to bear the economic risk of the investment in the Acquired Securities, (ii) adequate means to provide for its current needs and other contingencies and to withstand the loss of the entire investment in the Acquired Securities and (iii) no need for liquidity with respect to the investment in the Acquired Securities. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of a purchase of the Acquired Securities and has determined that the purchase of the Acquired Securities is a suitable investment for itself. Buyer acknowledges that it is making its decision based on publicly available information regarding WPI as it deems sufficient to make an informed investment decision with respect to an investment in the Acquired Securities and has not been provided with any information regarding WPI by any Frost Group Shareholder. Buyer has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisers in connection herewith to the extent it has deemed necessary, and has made its own investment decision and not based upon any view expressed by or on behalf of any Frost Group Shareholder.

3.7 Acquisition for Investment. Buyer represents and warrants that the Acquired Securities to be purchased by Buyer pursuant to the terms of this Agreement shall be acquired by it in good faith for investment for its own account and not with a view to, or for resale in connection with, a distribution or other disposition of any of such Acquired Securities in violation of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or the securities laws or regulations of any state or other jurisdiction in the United States or any other applicable law.
3.8 AcknowledgementsBuyer acknowledges that no Frost Group Shareholder has made nor does it make any representation or warranty, whether express or implied, with respect to the business, condition (financial or otherwise), properties, prospects or affairs of WPI or with respect to the value of any of the Acquired Securities, and no Frost Group Shareholder has any obligation to Buyer, whether express or implied, including without limitation, fiduciary obligations, except as expressly set forth in this Agreement.
ARTICLE IV
COVENANTS AND AGREEMENTS
4.1 Conditions. All of the parties hereto will use best efforts to cause all of the closing conditions contained in Articles V and VI to be satisfied as soon as possible and to consummate the transactions contemplated hereof promptly (and, in any event, within three days) after satisfaction of such party’s respective closing conditions.
4.2 Exclusive Dealing. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 8.1, each Frost Group Shareholder agrees to not take, directly or indirectly, any action to solicit, encourage, initiate, or engage in discussions or negotiations with, or provide any information to, any person (other than Buyer) relating to or concerning any purchase of any of the Acquired Securities or otherwise sell or offer for sale any Acquired Securities or any rights or options therein.
4.3 Confidentiality. Buyer and the Frost Group Shareholders agree that all confidential and proprietary information and data obtained by any such party or any affiliate thereof (including their representatives and agents) from the other, whether in writing or verbally, shall be kept in strict confidence and not disclosed to any third party for a period of five years from the date of this Agreement, except as reasonably necessary to comply with any applicable law or regulation.
4.4 Escrow Securities.
(a) Buyer shall cause the Escrow Warrants to be exercised (including at Buyer’s option via so-called “cashless” exercise) immediately prior to the earlier of (i) the consummation of a Sale of WPI (as defined in the Notes) or (ii) the date of expiration of such Escrow Warrants by their terms; provided that in each case Buyer shall have no obligation to cause such Escrow Warrants to be exercised if, on the date of such exercise, the per share fair market value of the WPI Common Stock, as determined pursuant to the terms of the Warrant agreement for the Escrow Warrants, is less than the per share exercise price of the Escrow Warrants (i.e., the warrants are not “in the money”); provided further that the provisions of this Section shall not apply in the event that any of the Frost Group Shareholders or their affiliates are in violation of the Standstill Agreement.
(b) In the event of a Sale of WPI (as defined in the Notes), Buyer shall cause all Escrow Shares to be treated in the same manner as all other shares of WPI Common Stock in such Sale transaction.

4.5 Legend. Buyer is aware of and acknowledges that the Acquired Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction in the United States and are being sold by the Frost Group Shareholders and acquired by the Buyer in a transaction exempt from, or not subject to, the registration requirements of the Securities Act. Buyer will comply with the applicable securities laws in connection with the purchase of the Acquired Securities hereunder and any further sale or transfer of any of the Acquired Securities in the future. Buyer acknowledges that each certificate representing Acquired Shares sold pursuant to the provisions hereof, bears and, if deemed advisable by WPI, shall bear a legend substantially to the following effect:“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF EXEMPTION THEREFROM UNDER SAID ACT OR THE RULES AND REGULATIONS PROMULGATED THEREUNDER.”
ARTICLE V
CONDITIONS PRECEDENT TO
OBLIGATION OF THE BUYER TO CLOSE
The obligation of the Buyer to complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any of which may be waived by the Buyer only in writing:
5.1 Representations and Warranties. The representations and warranties of the Frost Group Shareholders contained in this Agreement shall be true and correct in all respects on and as of the Closing Date. The Frost Group Shareholders shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with on or prior to the Closing Date.
5.2 Litigation. No action, suit or proceeding before any court or governmental or regulatory body, shall have been commenced, instituted or threatened against any of the Frost Group Shareholders, or Buyer or any of their respective affiliates, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages in connection with such transactions.
ARTICLE VI
CONDITIONS PRECEDENT TO
OBLIGATION OF THE SHAREHOLDERS TO CLOSE
The obligation of the Frost Group Shareholders to complete the Closing is subject to the fulfillment, on or prior to the Closing Date, of the following conditions, any of which may be waived by the Frost Group Shareholders:
6.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date. Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date.
6.2 Litigation. No action, suit or proceeding before any court or governmental or regulatory body, shall have been commenced, instituted or threatened against any of the Frost Group Shareholders, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages in connection with such transactions.

ARTICLE VII
INDEMNIFICATION
If written notice of a claim has been given in good faith prior to the expiration of the applicable representation and warranty in accordance with this Agreement, then the relevant representations and warranties shall survive as to such claim until the claim has been finally resolved. Neither the period of survival nor the liability of a party with respect to the representations and warranties shall be reduced by any investigation made by another party or knowledge of another party. This Article VII is the exclusive monetary remedy for violations or breaches of this Agreement.
7.1 Survival. The representations and warranties contained in this Agreement shall survive the Closing indefinitely or until the statute of limitations applicable to such matter has expired.
7.2 Indemnification by the Frost Group Shareholders. Each of the Frost Group Shareholders, severally, with respect to itself only, shall indemnify, defend, reimburse and hold harmless Buyer (which terms shall include, for purposes of this Article VII, its respective successors, assigns, managers, members, officers, employees and agents) from and against any and all losses, damages, deficiencies, suits, claims, demands, judgments, costs, expenses or other liabilities (including without limitation reasonable attorneys’ fees and expenses) (“Losses”) resulting from, arising from, or relating to (i) any breach of a representation or warranty made by such Frost Group Shareholder and contained in Article II of this Agreement and (ii) any failure by such Frost Group Shareholder to perform or comply with any agreement or obligation of such Frost Group Shareholder contained in this Agreement. Notwithstanding anything to the contrary contained in this Agreement, in no event shall any Frost Group Shareholder have liability for any Losses in excess of the actual amount of cash received from the Buyer under this Agreement.
7.3 Indemnification by Buyer. Buyer shall indemnify, defend, reimburse and hold harmless each of the Frost Group Shareholders (which terms shall include, for purposes of this Article VII, any of their respective successors, assigns, managers, members, officers, employees and agents) from and against any and all Losses resulting from, arising from, or relating to (i) any breach of a representation or warranty of Buyer contained in Article III of this Agreement and (ii) any failure by Buyer to perform or comply with any agreement or obligation contained in this Agreement.
7.4 Procedures.
(a) A party seeking indemnification pursuant to Sections 7.2 or 7.3 (an “Indemnified Party”) shall give prompt notice to the party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or assessment, or the commencement of any action, suit, audit or proceeding, by a third party in respect of which indemnity may be sought hereunder (a “Third Party Claim”) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder (except to the extent the Indemnifying Party has suffered actual prejudice thereby). Notice may be given to any Frost Group Shareholder by giving notice to the Representative (defined below). The Indemnifying Party shall have the right, exercisable by written notice (the “Notice”) to the Indemnified Party within fifteen (15) days of receipt of notice from the Indemnified Party of the commencement or assertion of any Third Party Claim, to assume the defense of such Third Party Claim, using counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnified Party. If the Indemnifying Party shall fail to assume the defense of the Third Party Claim within such fifteen (15) day period, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim on behalf of the Indemnifying Party. If the Indemnifying Party elects to assume the defense of any such Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge such Third Party Claim without the Indemnifying Party’s prior written consent, which shall not be unreasonably withheld. In the event that the Indemnifying Party does not elect to assume the defense of any such Third Party Claim, the Indemnified Party may do any of the foregoing and/or defend such Third Party Claim, all at the expense and on the account of the Indemnifying Party.

(b) The Indemnifying Party or the Indemnified Party, as the case may be, shall in any event have the right to participate, at its own expense, in the defense of any Third Party Claim which the other is defending.
(c) The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim in accordance with the terms hereof, shall have the right, upon fifteen (15) business days prior written notice to the Indemnified Party, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim provided the Indemnifying Party shall be solely obligated to satisfy and discharge such judgment or settlement, unless (i) the Third Party Claim involves equitable or other non-monetary damages or (ii) in the reasonable judgment of the Indemnified Party such settlement would have a continuing material adverse effect on the Indemnified Party, in which case such settlement only may be made with the written consent of the Indemnified Party.
(d) Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.
ARTICLE VIII
TERMINATION OF AGREEMENT
8.1 Termination. This Agreement may be terminated prior to the Closing as follows:
(a) at the election of any Frost Group Shareholder, in the event that Buyer shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any document or other paper delivered pursuant to this Agreement;
(b) at the election of Buyer, in the event that any Frost Group Shareholder shall have materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any document or other paper delivered pursuant to this Agreement;
(c) at the election of any Frost Group Shareholder or Buyer, if any legal proceeding is commenced or threatened by any governmental or regulatory body or other person seeking to prevent the Closing or consummation of any transaction contemplated by this Agreement, and either such Frost Group Shareholder or Buyer, as the case may be, reasonably and in good faith deems it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;
(d) by any Frost Group Shareholder or Buyer, in the event that the Closing has not occurred by May 31, 2010; and

(e) at any time on or prior to the Closing Date, by mutual written consent of the Frost Group Shareholders and Buyer.
8.2 Post-Termination Obligations. A party shall be liable for any violation of representations, warranties, covenants or agreements of such party contained in this Agreement which violation directly or indirectly led to termination hereunder.
ARTICLE IX
MISCELLANEOUS
9.1 Representative. Each of the Frost Group Shareholders, by the execution of this Agreement, hereby irrevocably appoints Frost Gamma Investments Trust, a Florida trust (the “Representative”), as the agent, proxy and attorney-in-fact for such Frost Group Shareholder for purposes of the following actions, decisions and/or exercises of discretion in connection with this Agreement: (i) to authorize the release of, and other actions, decisions and/or exercises of discretion affecting, the Escrow Securities; (ii) to negotiate, settle, compromise and otherwise handle all claims made by Buyer pursuant to this Agreement and the Ancillary Instruments; and (iii) to give and receive after the Closing all notices required to be given and to do each and every act and exercise any and all rights which each Frost Group Shareholder collectively are permitted or required to do or exercise under this Agreement and the Ancillary Instruments. Each of the Frost Group Shareholders agrees that such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of any Frost Group Shareholder. Each Frost Group Shareholder acknowledges and agrees that upon execution of this Agreement, any delivery by the Representative of any waiver, amendment, agreement, opinion, certificate or other documents executed by the Representative or any decisions made by the Representative pursuant to this Section 9.1, such Frost Group Shareholder shall be bound by such documents or decisions as fully as if such Frost Group Shareholder had executed and delivered such documents or made such decisions. The Buyer shall be entitled to rely upon the actions of Representative.
9.2 Further Action. If, at any time following the Closing, any further action is determined by Buyer to be necessary or desirable to vest in Buyer all right, title and interest in and to the Acquired Securities, each Frost Group Shareholder shall take such action.
9.3 Announcements. None of the parties hereto shall issue any press release, place any advertisement or make any other public statement relating to or in connection with this Agreement or the matters contained herein without obtaining the prior approval of all parties hereto as to the content and manner of presentation and publication thereof, which approval shall not be unreasonably withheld or delayed; provided, however, that disclosures required by law or regulation are permitted without consent.
9.4 Assignment; Parties in Interest. Except as expressly provided herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. The Buyer may assign its rights and obligations hereunder, to any direct or indirect subsidiary or other entity controlled by the Buyer, or to any parent corporation of the Buyer, for purposes of consummating the transactions contemplated herein. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto.
9.5 Law Governing Agreement. This Agreement shall be construed and interpreted according to the internal laws of the State of New York, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

9.6 Amendment and Modification. The parties may amend, modify and supplement this Agreement in such manner as may be agreed upon in writing among them.
9.7 Notice. Unless otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement will be in writing and will be conclusively deemed to have been duly given (i) when hand delivered to the other parties; (ii) upon receipt, when sent by facsimile to the number set forth below or email to the address set forth below; (iii) five business days after deposit in the U.S. mail, postage prepaid and addressed to the other parties at the address set forth below; or (iv) the next business day after deposit with a national overnight delivery service, postage prepaid, addressed to the parties as set forth below with next business day delivery guaranteed. Each person making a communication hereunder by facsimile or email will promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile or email pursuant hereto but the absence of such confirmation will not affect the validity of any such communication. A party may change or supplement the addresses given below, or designate additional addresses for purposes of this Section 9.7, by giving the other party written notice of the new address in the manner set forth above:
(a)	If to the Buyer, to:

100 Fairway Drive Suite 134 Vernon Hills, Illinois 60061 Attention: Joel E. Bernstein, M.D. Facsimile: (847) 362-0794 E-mail: joel@winstonlabs.com with a copy to:

Levenfeld Pearlstein, LLC 2 North LaSalle Street, Suite 1300 Chicago, Illinois 60602 Attention: Russell I. Shapiro Facsimile: (312) 346-8434 E-mail: rshapiro@lplegal.com

(b)	If to any Frost Group Shareholders, to the address set forth on Schedule I hereto:

with a copy to:

Steven D. Rubin 4400 Biscayne Boulevard Miami, Florida 33137 Facsimile: (305) 575-6444 E-mail: sr@thefrostgrp.com
9.8 Expenses. Regardless of whether or not the transactions contemplated hereby are consummated, Buyer shall bear its legal and other expenses and the expenses of its agents in connection with the transactions contemplated hereby, and the Frost Group Shareholders personally shall bear their legal and other expenses and the expenses of each of their agents in connection with the transactions contemplated hereby.

9.9 Entire Agreement. This Agreement, including the Exhibits and Schedules attached hereto (which Exhibits and Schedules are hereby incorporated herein by reference and made a part hereof) and the Ancillary Instruments, embody the entire agreement among the parties with respect to the transactions contemplated hereby, and supersedes all prior agreements and understandings among the parties with respect thereto including the Letter of Intent.
9.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
9.11 Headings. The table of contents and article and section headings herein are for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.
9.12 Jurisdiction; Service; Jury Waiver. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement shall be brought against any of the parties only in the courts of the State of New York, City of New York, Borough of Manhattan, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of New York, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world. THE PARTIES HERETO WAIVE A JURY TRIAL IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT.
[Signatures on the following page]

IN WITNESS WHEREOF, the parties hereto have cause their duly authorized representatives to execute this Agreement as of the date first above written.

BUYER PHARMACEUTICAL FINANCIAL SYNDICATE, LLC
By:	/s/ Joel E. Bernstein
Joel E. Bernstein, M.D., Manager

FROST GROUP SHAREHOLDERS FIRST GAMMA INVESTMENTS TRUST
By:	/s/ Philip Frost
Phillip Frost, M.D., Trustee

/s/ Subbarao Uppaluri
Subbarao Uppaluri, Ph.D.

/s/ Steven D. Rubin
Steven D. Rubin

/s/ Jane Hsiao
Jane Hsiao, Ph.D.

SOLELY WITH RESPECT TO THE PROVISIONS OF SECTION 1.5(a)(ii) OF THIS AGREEMENT:

/s/ Subbarao Uppaluri
Subbarao Uppaluri, Ph.D.

Glenn Halpryn

Curtis Lockshin

[Signature page to the Stock Purchase Agreement]